Prospect Capital Provides Growth and Recapitalization Financing to Deep Down

NEW YORK, NY -- 08/09/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided growth and recapitalization financing of approximately $6.0 million to Deep Down, Inc. ("Deep Down"), a deepwater drilling services and manufacturing provider based in Houston, Texas.

Deep Down, founded in 1997, produces a line of specialized products, including umbilical hardware between platform and subsea wellheads, flow lines, distribution systems, steel flying leads, morays, carousels, umbilical terminations, controls, winches, and launch and retrieval systems. The company also fabricates component parts and assemblies for subsea support distribution systems specializing in the development of offshore subsea fields and tie backs. In addition, Deep Down provides installation management and engineering services for subsea applications. Deep Down is led by Ron Smith, President and Chief Executive Officer, who has more than 25 years of experience in the offshore deepwater subsea industry, and Gene Butler, Chief Financial Officer, who was formerly the Chief Executive Officer of Weatherford International, Inc., one of the largest diversified upstream oilfield service companies in the world. Deep Down's strategy is to consolidate and grow service and manufacturing providers in the offshore industry.

Deep Down is utilizing Prospect's financing for growth capital and repayment of existing liabilities. Prospect's investment is in the form of a senior secured debt instrument. Prospect has received warrants in Deep Down as part of its investment.

"Prospect's capital will help us grow our business to meet the robust customer demand that we see in the subsea market, as well as significantly enhance our ability to achieve the strategic objectives we have set for ourselves in the creation of shareholder value," said Ron Smith, President and CEO of Deep Down.

"We believe Deep Down is well positioned to continue its growth in the deepwater offshore business, a market we view as attractive," said Mark Hull, an investment professional with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577